     As filed with the Securities and Exchange Commission on September 24, 1998
                                              Registration No. 333-63733

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------
                               FORE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                            25-1628117
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                          Identification No.)

                                 1000 FORE DRIVE
                       WARRENDALE, PENNSYLVANIA 15086-7502
                                 (724) 742-4444
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                        --------------------------------

                                 THOMAS J. GILL
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               FORE SYSTEMS, INC.
                                 1000 FORE DRIVE
                       WARRENDALE, PENNSYLVANIA 15086-7502
                                 (724) 742-4444

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                             CHRISTOPHER H. GEBHARDT
                 VICE PRESIDENT, CORPORATE COUNSEL AND SECRETARY
                               FORE SYSTEMS, INC.
                                 1000 FORE DRIVE
                       WARRENDALE, PENNSYLVANIA 15086-7502
                                 (724) 742-7658

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/  / ________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               FORE SYSTEMS, INC.

                                8,648,264 SHARES

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             -----------------------


     The common stock, par value $.01 per share ("Common Stock"), of FORE Systems, Inc. (the "Company" or "FORE") is quoted on The Nasdaq National Market under the symbol "FORE." The last reported sale price of the Common Stock on the Nasdaq National Market on September 22, 1998 was $21.5625 per share. FORE's principal executive offices are located at 1000 FORE Drive, Warrendale, Pennsylvania 15086 and its telephone number is (724) 742-4444.



                             -----------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                             -----------------------

     This Prospectus relates to the public offering of 8,648,264 shares of Common Stock. All 8,648,264 shares (the "Shares") may be offered by the stockholders of the Company included herein or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). All of the shares were originally issued by the Company in connection with the purchase of the capital stock of Berkeley Networks, Inc. ("Berkeley") by means of the merger of a wholly owned subsidiary of FORE with and into Berkeley pursuant to which Berkeley became a wholly owned subsidiary of the Company (the "Berkeley Transaction"). The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Rule 506 under the Securities Act. The Shares are being registered by the Company pursuant to the Registration Rights Agreement, dated September 11, 1998, by and among FORE and the Selling Stockholders identified therein.

     The purpose of this Prospectus is to permit the Selling Stockholders, if they desire, to dispose of some or all of the Shares at such times as they choose. Whether such sales will be made and the timing and amount of any sale is within the sole discretion of each Selling Stockholder. The Shares offered hereby may be sold by the Selling Stockholders in open market transactions, privately negotiated transactions or a combination of such methods of sale. Such sales may be made at prices and at terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Stockholders.

        The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the sale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                              --------------------



               The date of this Prospectus is September __ , 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information concerning the operation of the Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The registration statement of which this Prospectus forms a part, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement or other document are summaries which are not necessarily complete and in each instance reference is made to the copy of such agreement or other document filed as an exhibit to the Registration Statement, each such statement herein being qualified in all respects by such reference. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement.



                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, the Company's Form 8-K dated September 11, 1998, the Company's Form 8-K/A dated September 11, 1998 and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A under the Exchange Act are hereby incorporated by reference in this Prospectus. All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy (without certain exhibits) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Investor Relations, FORE Systems, Inc., 1000 FORE Drive, Warrendale, Pennsylvania 15086-7502, telephone (724) 742-4444.

                                  RISK FACTORS

     Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus or incorporated herein by reference, in evaluating an investment in the shares of Common Stock offered hereby.

     The following risk factors, in addition to the risks described elsewhere in the reports and other filings incorporated herein by reference, may cause actual results to differ materially from those in any forward-looking statements contained herein, under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998 and Annual Report on Form 10-K for the fiscal year ended March 31, 1998, as well as under the caption "Item 1 - Business" in such Form 10-K and other such statements contained in the reports and other filings incorporated herein by reference or which have otherwise been made or may be made in the future by the Company or its representatives:

     PRODUCT DEVELOPMENT AND NEW TECHNOLOGIES. The development of new products and technologies is a complex process involving substantial risks and uncertainties. Berkeley is a start-up stage development company with a limited operating history. To date, Berkeley has generated no significant revenue and has not shipped a completed product. The products currently under development by Berkeley will need to be further developed by FORE prior to shipment to customers. The successful combination of FORE and Berkeley is substantially dependent on the timely introduction of new products under development by Berkeley and the integration of Berkeley's product offerings into FORE's distribution and marketing channels. There can be no assurance that development of Berkeley's products will be completed in a timely manner or at all, and if the development of such products is completed, that they will be accepted in the marketplace. If Berkeley's products are not developed successfully or in a timely way, or if they do not achieve commercial acceptance, FORE's business, financial position and results of operations could be materially adversely affected.

     DIFFICULTY OF INTEGRATING TWO COMPANIES. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The possible business and financial advantages of the Berkeley Transaction will not be achieved unless the operations of Berkeley are successfully combined with those of FORE in a timely manner. The transition will require substantial attention from management of both companies. The diversion of the attention of management and any difficulties encountered in the transition process could have a material adverse effect on the revenues and operating results of FORE following the Berkeley Transaction. The combination of the two companies will also require integration of the companies' product offerings and the coordination of their research and development and sales and marketing efforts. In-process technologies of Berkeley may require substantial adaptation, including integration of technical personnel to support such products and services. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining two different corporate cultures. There can be no assurance that FORE will not encounter difficulties in integrating these disparate operations. In addition, the process of integrating the two organizations could cause interruptions of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have a material adverse effect on their operations. There can be no assurance that FORE will realize any technological or sales benefits or any other possible business and financial advantages of the Berkeley Transaction.

     POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS. There can be no assurance that the combination of FORE's and Berkeley's businesses and products, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by FORE and Berkeley operating independently. The issuance of the Shares in connection with the Berkeley Transaction will have the immediate effect of reducing FORE's net income per share and could reduce the market price of the Common Stock unless and until revenue and income growth and business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that such synergies will ever be achieved. In addition, there can be no assurance that shareholders of Berkeley would not achieve greater returns on investment if Berkeley were to remain an independent company.

     POTENTIAL VOLATILITY OF STOCK PRICE. The market price of the Common Stock has been, and may continue to be, volatile. Such volatility results from many factors, including fluctuations in FORE's operating results, both sequentially and in year-over-year comparisons, changes in financial estimates by, or expectations or recommendations of, securities analysts, sales of substantial amounts of the Common Stock in the public market or the prospect of such sales and market conditions. Volatility in the price of the Common Stock could have a material adverse effect on FORE's business, financial position and results of operations by making it more difficult to attract and retain qualified personnel and to complete business acquisitions. In addition, it is not uncommon for class action securities litigation to be instituted against a company following a significant drop in the market price of such company's securities, and such litigation, even if it is without merit, may result in substantial costs and a diversion of management's attention and resources.

     SUBSTANTIAL DEPENDENCE ON ATM. Because FORE's business strategy is based upon the belief that ATM will be the technology of choice for the information technology infrastructure, FORE's business, financial position and results of operations would be materially adversely affected if ATM fails to gain broad commercial acceptance or if other networking technologies gain competitive advantages over ATM. Sales of ATM networking products have represented, and are expected to continue to represent for the foreseeable future, a substantial portion of FORE's revenue. Accordingly, FORE's business opportunities and results of operations will be dependent on continued growth and market acceptance of ATM technology and the ability of FORE to offer products that provide a smooth and seamless migration path from existing networking technologies to ATM. In the event that other networking technologies gain competitive advantages over ATM, or networking products based on ATM fail to achieve broad commercial acceptance, FORE's business, financial position and results of operations would be materially adversely affected.

     ABILITY TO DEVELOP AND MARKET NEW PRODUCTS. The networking industry is intensely competitive, and FORE's growth and results of operations depend upon its ability to develop and market new products and enhancements to existing products on a timely basis. There can be no assurance that FORE can continue to successfully develop and market new products and enhancements. Even if ATM achieves broad commercial acceptance, there can be no assurance that FORE can continue successfully to develop and introduce new products and enhancements given the fact that many of FORE's competitors have significantly greater financial, technological and personnel resources than does FORE. There can be no assurance that FORE, even if it develops new products and enhancements, will be successful in marketing such new products and enhancements.

     DECLINE IN GROWTH RATE. Although FORE has historically experienced increasing sales on an annual basis, the rate of revenue growth has slowed in the last two fiscal years. Revenue in fiscal 1998 increased 16% over fiscal 1997. This compares with a revenue increase of 68% in fiscal 1997 over fiscal 1996, and a revenue increase of 121% in fiscal 1996 over fiscal 1995. FORE's rate of revenue growth may continue to decline, and there can be no assurance that FORE will experience revenue growth in the future at historic rates or at all.

     COMPETITION. The networking industry is intensely competitive. Many networking companies, including 3Com Corporation, Bay Networks, Inc. (which recently announced a merger with Northern Telecom), Cabletron Systems, Inc., Cisco Systems, Inc., Ascend Communications, Inc. and Newbridge Networks Corporation, and certain computer companies, including Digital Equipment Corporation (now part of Compaq Computer Corp.), NEC Corporation and International Business Machines Corporation, sell, or have announced their intention to develop, networking products that are, or will be, competitive with FORE's products. In addition, other companies, such as central-office equipment vendors, long-distance carriers and cable television operators, are applying their communications expertise to the markets served by FORE or have announced plans to do so, or, as in the case of Northern Telecom, are acquiring data networking companies. Many of these current and prospective competitors have greater name recognition, a larger installed base of networking products, more extensive engineering, manufacturing, marketing and distribution capabilities and greater financial, technological and personnel resources than does FORE. FORE expects price competition to persist in the networking industry. FORE has lowered prices on a regular basis and added new products and features without increasing prices. There can be no assurance that FORE will be able to compete in such a price environment. If such pricing pressures are not mitigated by cost reduction or changes in product mix, FORE's business, results of operations and financial condition could be materially adversely affected.

     INDUSTRY CONSOLIDATION. The networking industry is currently undergoing a period of consolidation in which companies, including some of FORE's major competitors, are participating in business combinations and acquisitions, thereby creating companies with larger market shares, customer bases, sales forces, product offerings and technology and marketing expertise. There can be no assurance that FORE will be able to compete successfully in such an environment.

     ACQUISITIONS. FORE has in the past and may in the future make acquisitions of companies and technologies. Acquisitions are subject to numerous risks, and can increase research and development and other expenses without necessarily leading to the introduction of new products or enhancements. Risks inherent in acquisitions include the difficulty of assessing the values, strengths, weaknesses and potential profitability of acquisition candidates, and the potential of adverse effects on FORE's operating results, as well as the diversion of management's attention, the loss of key personnel and the risks of unanticipated problems and liabilities. There can be no assurance that FORE can successfully identify acquisition opportunities or that any acquisitions that are completed will be successfully integrated with FORE's operations. Moreover, the trend towards consolidation in the networking industry may raise the prices of prospective acquisition candidates, thereby making it more difficult for FORE to complete acquisitions or making it more difficult for any acquisitions that are completed to prove profitable or successful.

     MANUFACTURING. All of the materials used in FORE's products are purchased under contracts and purchase orders with third parties. While FORE believes that many of the materials used in the production of its products are generally readily available from a variety of sources, certain components are available from one or a limited number of suppliers. Among these sole- or limited-source components are microprocessors (obtained from Intel Corporation), memory chips (obtained from Integrated Device Technologies, Inc., Micron Semiconductor, Samsung Semiconductor, Inc., Advanced Micro Devices and Cypress Semiconductor Corporation), ATM framing, segmentation and reassembly chips (obtained from PMC-Sierra, Inc., LSI Logic Corporation and Integrated Device Technologies, Inc., respectively), pre-formed enclosures (obtained from Electronic Manufacturing Systems and Electro Space Fabricators), optical data links (obtained from Hewlett-Packard Components) and Application Specific Integrated Circuits ("ASICs") (obtained from Toshiba America Electronic Components, Inc., LSI Logic Corporation and Lucent Technologies). The lead times for delivery of certain of these components, including ASICs, can be at least twelve weeks. If FORE fails to forecast its requirements accurately for such long lead-time components, then it may experience shortages which could result in product shipment delays which would adversely affect FORE's financial position and results of operations.

     EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL DEVELOPMENT. The markets for FORE's products are characterized by evolving industry standards and rapid technological development. FORE's success will depend, in part, upon its ability to influence the development of industry standards, to maintain its technological leadership, to enhance and expand its existing product offerings and to develop in a timely manner new products which achieve market acceptance. FORE believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its products with products and architectures offered by various vendors and on the timely development of industry standards. There can be no assurance that FORE will be able effectively to address the compatibility and interoperability issues raised by technological changes or that new industry standards will be developed in a timely manner. FORE's business, financial position and results of operations would be materially adversely affected if it were to incur significant delays or be unsuccessful in developing new products or enhancements, if any such products or enhancements did not gain market acceptance or if a delay in the creation of industry standards resulted in customers deciding not to deploy ATM in their networks or to delay such deployment. In addition, there can be no assurance that products or technologies developed by others will not render FORE's products noncompetitive or obsolete.

     INTELLECTUAL PROPERTY. FORE's growth and its ability to compete successfully in the networking industry depend in part on its ability to protect the proprietary technology contained in its products. FORE relies on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect its proprietary rights. FORE has also entered into confidentiality and invention assignment agreements with its employees and enters into non-disclosure agreements with its suppliers, distributors and certain customers so as to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will prove sufficient to deter misappropriation of FORE's proprietary technologies or independent third-party development of similar technologies. In addition, the laws of some countries do not provide the same degree of protection of FORE's proprietary information as do the laws of the United States, and FORE's adherence to industry-wide technical standards and specifications may limit FORE's opportunities to provide proprietary product features capable of protection. From time to time, FORE receives notification that it is or may be infringing the intellectual property rights of third parties. At the present time, FORE is in separate discussions with certain third parties regarding the alleged infringement by FORE of certain patents owned by such third parties. There can be no assurance that such third parties or other persons will not institute litigation against FORE in the future which could result in substantial costs and the diversion of management's attention and resources. The failure of FORE to prevail in any such litigation, or otherwise to obtain needed licenses on commercially reasonable terms, could have a material adverse effect on FORE's business, financial position and results of operations.

     DEPENDENCE ON KEY PERSONNEL. FORE believes that its future success will depend not merely on retaining its key personnel, but also upon its ability to attract and retain additional highly-skilled technical, managerial, manufacturing, sales and marketing personnel. Competition for such personnel is intense. There can be no assurance that FORE will be able to anticipate accurately, or to obtain, the personnel that it may require in the future. The failure to obtain needed personnel, when and as needed, could have a material adverse effect on FORE's business, financial position and results of operations.

     INTERNATIONAL SALES, REGULATORY STANDARDS AND CURRENCY EXCHANGE. FORE competes in international markets and is, accordingly, subject to numerous risks. Sales to foreign customers in fiscal 1998 decreased in dollars and as a percentage of revenue in comparison with fiscal 1997, and there can be no assurance that such sales will not continue to decline. In addition, FORE's international business may be adversely affected by foreign regulatory requirements, changes in demand resulting from fluctuations in currency exchange rates and local purchasing practices, difficulties in distribution, slower payment of invoices, increases in duty rates, foreign political and economic conditions and constraints upon international trade.

     DEPENDENCE ON CUSTOMERS. Revenue from United States government agencies represented approximately 7%, 9% and 7% of FORE's revenue on a consolidated basis for the years ended March 31, 1998, 1997 and 1996, respectively. These United States government customers include more than twenty different agencies, each of which makes its own procurement decisions. These government customers may from time to time reduce their budgets and expenditures or cancel orders. In addition, current Congressional initiatives to balance the federal budget could curtail spending of government agencies in a manner which may lead such customers to reduce their expenditures for FORE's products. Reductions in sales to current customers, if not offset by sales to new or existing customers, would have a material adverse effect on FORE's business, financial position and results of operations.

     DECLINE OF MARGINS. FORE's gross margins have been adversely affected and may continue to be adversely affected by competitive pricing pressures and a change in the mix of products sold toward lower-margin workgroup and desktop products for both ATM and Ethernet. In addition, FORE's operating margins may be adversely affected by the need to hire additional sales, marketing and other personnel. FORE plans its operating expense levels based primarily on forecasted revenue, and such operating expenses are relatively fixed in the short term. If revenue is below expectations in any particular period, operating results are likely to be lower than expected in that period. Any such failure to meet expectations would be likely to result in a decrease in the market price of the Common Stock.

     POTENTIAL FLUCTUATIONS IN OPERATING RESULTS. FORE has experienced fluctuating operating results on a quarterly and annual basis and may continue to do so. These fluctuations are caused by many factors, including a disproportionate share of sales occurring late in a given quarter, the announcement or introduction of new products and technologies by FORE or its competitors, the pattern and seasonality of customer purchasing cycles, variations in the mix of products sold and sales channels, price competition, manufacturing lead times, developments with respect to patents or proprietary rights and changes in industry or general economic conditions. These factors make it difficult to predict operating results for any given period, and have led to, and are likely to continue to lead to, volatility in the market price of the Common Stock. Revenue in any one quarter may not be indicative of revenue in any future period and, accordingly, FORE believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

     YEAR 2000. FORE believes that all of its current products are Year 2000 compliant. However, certain products previously sold by FORE may not be Year 2000 compliant, and FORE has undertaken a study to determine what actions may be appropriate for it to take with respect to any such products which continue to be used by customers. FORE believes that most of its internal information systems are Year 2000 compliant, in that they will be able to distinguish accurately between 20th century and 21st century dates, and that the costs of converting or replacing those that are not Year 2000 compliant will not have a material adverse effect on FORE's business, financial position or results of operations. However, the information systems of FORE's suppliers and customers may not be Year 2000 compliant, and it is possible that various business functions which require the interaction of FORE's systems with those of suppliers or customers will fail or malfunction in the Year 2000. In addition, it is possible that FORE's revenue may be adversely affected if current and prospective customers divert their spending resources away from networking equipment over the next two years in order to correct or replace information systems which are not Year 2000 compliant.

     ANTITAKEOVER EFFECT OF CERTAIN CHARTER, BY-LAW AND OTHER PROVISIONS. Certain provisions of FORE's Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated Bylaws and Delaware law could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of FORE. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow FORE to issue preferred stock with rights senior to those of the Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions, including an advance notification procedure for stockholder proposed business at an annual meeting of stockholders and for nominees for election as directors and a provision that special meetings of stockholders may be called only by the President and Chief Executive Officer or the Board of Directors.

                                 USE OF PROCEEDS

     The Company will not derive any proceeds from the sale of any of the Shares offered hereby.



                            THE SELLING STOCKHOLDERS

         The 8,648,264 Shares offered hereby were acquired by the Selling Stockholders in connection with the acquisition by the Company of all the issued and outstanding shares of capital stock of Berkeley Networks, Inc. pursuant to an Agreement and Plan of Reorganization, dated as of August 25, 1998, by and among the Company, Fastwire Acquisition Corporation and Berkeley. Prior to the Berkeley Transaction, Ravinder Sethi, Robert Thomas, Donal Byrne, Cuneyt Ozveren and David Butler served as executive officers of Berkeley, and Ravinder Sethi, Ujjal Kohli, Sam Lee (a representative of Advanced Technology Ventures IV, L.P.), Nicholas Mitsakos and Peter Morris (a representative of New Enterprise Associates VI, Limited Partnership) served as directors of Berkeley. Ravinder Sethi is currently the Vice President and General Manager, Frame Internetworking Business Center of FORE. The Selling Stockholders were the holders of all the outstanding capital stock of Berkeley and received in exchange therefor an aggregate of 8,648,264 shares of Common Stock.

     The following table lists the Selling Stockholders, the number of shares of the Common Stock which each Selling Stockholder owned as of September 11, 1998 and the number of shares of Common Stock being offered hereby by each such Selling Stockholder. Because the Selling Stockholders may sell all or some of the Shares which they own pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares that will be owned by the Selling Stockholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders below.


                                                                 NUMBER OF SHARES              NUMBER OF SHARES
               SELLING STOCKHOLDER                                 OWNED AS OF               REGISTERED FOR SALE
                                                                SEPTEMBER 11, 1998
----------------------------------------------------------------------------------------------------------------
Ravinder S. Sethi                                                    1,658,652                    1,658,652
New Enterprise Associates VI, Limited Partnership                    1,322,946                    1,322,946
Advanced Technology Ventures IV, L.P.                                1,021,473                    1,021,473
Information Technology Ventures, L.P.                                  994,941                      994,941
Robert E. Thomas                                                       624,351                      624,351
Donal Byrne (Jr.)                                                      386,503                      386,503
Cuneyt Ozveren                                                         386,503                      386,503
Gururaj Singh                                                          166,493                      166,493
M.I.S. VC Partners, L.P.                                               331,288                      331,288
Jan Bialkowski                                                         129,436                      129,436
Dave  Butler                                                            82,822                       82,822
Peter J. Roman                                                          77,300                       77,300
Kamaljit S. Anand                                                       75,644                       75,644
Doug Theriault                                                          67,362                       67,362
Parthiban Kandappan                                                     59,461                       59,461
Wing Cheung                                                             59,461                       59,461
Jeffrey Tuckey                                                          59,461                       59,461
VantagePoint Venture Partners 1996                                      55,214                       55,214
Tongbi Pei                                                              46,932                       46,932
----------------------------------------------------------------------------------------------------------------



                                                               NUMBER OF SHARES               NUMBER OF SHARES
                   SELLING STOCKHOLDER                           OWNED AS OF                 REGISTERED FOR SALE
                                                              SEPTEMBER 11, 1998
----------------------------------------------------------------------------------------------------------------
Ujjal Kohli                                                         38,650                         38,650
Mark Dickey                                                         38,650                         38,650
Xiangdong Ke                                                        30,368                         30,368
Erik Wehbring                                                       30,368                         30,368
Asif Iqbal                                                          30,368                         30,368
NEA Presidents Fund, L.P.                                           27,607                         27,607
Radhakrishnan Sethuraman                                            27,607                         27,607
Rajdak Investment, LLC                                              27,607                         27,607
Mikko Kiukkanen                                                     27,607                         27,607
ITV Affiliates Fund, L.P.                                           26,531                         26,531
John Chanak                                                         24,846                         24,846
Alex Waterman                                                       24,846                         24,846
Seth Redmore                                                        24,156                         24,156
John Lubarsky                                                       23,466                         23,466
Anh Nguyen                                                          22,085                         22,085
William Kish                                                        22,085                         22,085
David LeRoy                                                         20,981                         20,981
Other Former Berkeley Shareholders(1)                              396,596                        396,596
----------------------------------------------------------------------------------------------------------------


(1) Consists of 52 former Berkeley Shareholders who own in the aggregate less than 1% of the outstanding Common Stock.

     Approximately 928,843 Shares owned by the Selling Stockholders are being held in escrow for a one-year period following the closing of the Berkeley Transaction to secure indemnification obligations which may arise in connection therewith. In addition, approximately 1,137,304 Shares owned by certain Selling Stockholders who are employees of Berkeley are subject to repurchase by the Company under certain circumstances. Accordingly, such Shares are not available for sale at this time.

     Pursuant to the terms of a certain Registration Rights Agreement entered into at the closing of the Berkeley Transaction, the Company is obligated to file at its expense a registration statement under the Securities Act and to use reasonable commercial efforts to maintain the effectiveness of such registration statement for a period ending on the first anniversary of the closing of the Berkeley Transaction or such earlier date as the Selling Stockholders are permitted by law to sell the Shares pursuant to Rule 144 under the Securities Act. The Registration Statement, of which this Prospectus forms a part, constitutes such registration statement.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with the offering made hereby, including liabilities under the Securities Act.

                              PLAN OF DISTRIBUTION

     The Shares covered by this Prospectus may be sold by the Selling Stockholders in open market transactions, privately negotiated transactions or a combination of such methods of sale. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by the Selling Stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) in privately negotiated transactions. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or the participating brokers or dealers and the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales, and any commissions received by such broker-dealers may be deemed to be underwriting compensation.

     Such Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders. The Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Company assumes no obligation to so deliver copies of this Prospectus or any related Prospectus Supplement.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, purchases by a broker or dealer as principal and resale by such broker or dealer for its account, a Prospectus Supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s); (ii) the number of Shares involved; (iii) the price at which such Shares were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and (vi) other facts material to the transaction.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended March 31, 1998 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.


                            VALIDITY OF COMMON STOCK

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. As of September 17, 1998, Marlee S. Myers, a partner of Morgan, Lewis & Bockius, LLP, held options to acquire up to 40,000 shares of the Common Stock.

===============================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             ----------------------

                   TABLE OF CONTENTS

Available Information................................2
Incorporation of Certain Information
  by Reference.......................................2
Risk Factors.........................................3
Use of Proceeds......................................7
The Selling Stockholders.............................7
Plan of Distribution.................................9
Experts..............................................9
Validity of Common Stock.............................9


===============================================================================


===============================================================================


                                8,648,264 SHARES

                               FORE SYSTEMS, INC.


                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


===============================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Following is an estimate of the expenses to be incurred in connection with the offering and sale of the securities being registered, other than selling commissions:


     SEC registration fee..................................... $50,069
     Transfer Agent...........................................   1,000
     Accounting fees..........................................   5,000
     Legal fees and expenses..................................   2,000
     Miscellaneous............................................   1,000
                                                               -------
     Total.................................................... $59,069
                                                               =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Article Eighth of the Company's Amended and Restated Certificate of Incorporation, as amended, provides that the personal liability of directors of the Company is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article V of the Company's Second Amended and Restated By-Laws provides that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article V further permits the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability under the DGCL. The Company maintains directors' and officers' liability insurance.

ITEM 16.  EXHIBITS.

     The following exhibits are filed as part of this registration statement:




   EXHIBIT
   NUMBER                                          DESCRIPTION
-------------   ---------------------------------------------------------------------------------

 2.1            Agreement and Plan of Reorganization, dated as of August 25, 1998, by and among FORE Systems, Inc., Fastwire Acquisition Corporation and Berkeley
                Networks, Inc. (incorporated by reference to Exhibit 2.1 to FORE Systems, Inc's
                Form 8-K dated September 11, 1998 (File No. 0-24156)).

 5.1 Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered (previously filed).

23.1 Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as Exhibit 5.1) (previously filed).

23.2            Consent of PricewaterhouseCoopers LLP (previously filed).

24.1            Power of Attorney (previously filed).



ITEM 17.  UNDERTAKINGS.

     (1) The undersigned registrant hereby undertakes: (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (ii) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Warrendale, Commonwealth of Pennsylvania, on September 23, 1998.


                                FORE Systems, Inc.


                                By:   /s/ THOMAS J. GILL
                                      -----------------------------------------
                                          Thomas J. Gill
                                          President and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.





            Signature                        Title                                               Date
            ---------                        -----                                               ----
              *                       Chairman and a Director                               September 23, 1998
------------------------------------
Eric C. Cooper

/S/ THOMAS J. GILL                    President and Chief Executive Officer                 September 23, 1998
------------------------------------- (Principal Executive Officer) and a Director
Thomas J. Gill

              *                       Senior Vice President and Chief Technical             September 23, 1998
---------------------------------     Officer and a Director
Robert D. Sansom

              *                       Senior Vice President and Chief Financial             September 23, 1998
-----------------------------------   Officer (Principal Financial Officer)
Bruce E. Haney

              *                       Vice President, Controller and Treasurer              September 23, 1998
------------------------------------  (Principal Accounting Officer)
Gary J. Brunner

              *                       Director                                              September 23, 1998
--------------------------------------
John C. Baker

              *                       Director                                              September 23, 1998
------------------------------
Daniel W. McGlaughlin

              *                       Director                                              September 23, 1998
--------------------------------------
Daniel R. Hesse

              *                       Director                                              September 23, 1998
-----------------------------------
John T. LaMacchia



*
By: /s/ THOMAS J. GILL
  ---------------------------------
  Thomas J. Gill, Attorney-in-fact,
  pursuant to powers of attorney
  previously filed as part of this
  Registration Statement